UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 28, 2005
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333-1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On April 28, 2005, the registrant issued the following press release announcing financial results for the first quarter ended April 2, 2005:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS FIRST QUARTER RESULTS

Lincoln, RI - April 28, 2005 - A.T. Cross Company (AMEX: ATX) today announced financial results for the first quarter ended April 28, 2005.

Net sales increased to $29.6 million during the first quarter of 2005 from $29.3 million for the same period last year. Revenue increases in both the optical segment and the international writing instrument and accessory business were offset by revenue declines in the Americas writing instrument and accessory business.

Gross margin was 50.2% of net sales compared to 53.7% of net sales for the same period last year. Of the 350 basis point decline in gross margin, 230 basis points resulted from a $0.7 million favorable property tax settlement in the first quarter of 2004 which was recorded as a reduction in cost of goods sold. Excluding the benefit from the property tax settlement, gross margin decreased 120 basis points due largely to anticipated costs related to the transition to offshore manufacturing.

Selling, general, and administrative expenses were $14.2 million, or 47.9% of net sales, compared to $14.8 million, or 50.6% of net sales. This 270 basis point improvement is related to cost savings generated from the Company's ongoing restructuring program as well as a continued focus on operational efficiencies.

Net loss was $0.5 million, or $0.03 per share. This compares to a net loss of $0.7 million, or $0.05 per share, last year. Net loss for the first quarter of 2005 includes a $0.2 million pre-tax restructuring charge related to the corporate reorganization program. Net loss for the first quarter of 2004 includes a $1.1 million pre-tax restructuring charge, which is also related to the corporate reorganization program. In addition, the first quarter of 2004 was favorably impacted by a property tax settlement which totaled $1.1 million on a pre-tax basis.

David G. Whalen, President and Chief Executive Officer, stated, "We are making progress on our key initiatives. First, due in part to our restructuring efforts, our expenses are down. "

"Costa Del Mar continues to move from strength to strength and maintain its track record of double digit growth. Costa Del Mar's new products have been well received and the brand continues to gain traction."

"With regard to the Cross branded business, our international markets, which represent approximately 50% of our total Cross sales, have shown steady improvement for the past year. We also saw certain areas of strength in our domestic quality writing instrument business, with particularly positive results from our direct sales force. However, weakness in the corporate gift and U.S. national account businesses more than offset these areas of strength. We are working to improve our performance by launching new products and rolling out unique merchandising approaches for these channels."

Mr. Whalen concluded, "Going forward, we will drive the performance of the Cross brand by launching innovative new products in time for the peak season. Also, we anticipate Costa Del Mar's strong performance will continue. Finally, we will continue to streamline our cost structure to allow us to deliver a strong return to our shareholders."

The Company's management will host a conference call tomorrow, April 29, 2005, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on April 29th through May 6th at 1-973-341-3080 or 1-877-519-4471.

Non-GAAP Measures

The table attached to this release contains comparable basis (non-GAAP) measures of net loss and net loss per share that are provided as a complement to results provided in accordance with generally accepted accounting principles. These non-GAAP results are among the indicators management uses as a basis for evaluating financial performance as well as for forecasting future periods. For these reasons, management believes these non-GAAP measures can be useful to investors, potential investors and others. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net loss or net loss per share prepared in accordance with GAAP.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to the continued growth of the Company's writing instrument sales internationally, the continued positive effect of the US direct sales force, the ability of the Company to continue to control costs and streamline the cost structure, the expected positive effect of new products and merchandising for the US National Account channel and the expected continued strength of the Costa Del Mar businesses). In addition, words such as "believes" "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the economic and political stability of the numerous international markets in which the Company operates, the ability of the Company to continue to successfully transfer manufacturing offshore, and the continued consumer acceptance of Costa Del Mar products, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of April 28, 2005. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY CONSOLIDATED SUMMARY OF OPERATIONS (in thousands, except per share amounts) (unaudited)
		Three Months Ended
		April 2, 2005	April 3, 2004

	Net sales	$ 29,559	$ 29,272
	Cost of goods sold	14,707	13,552
	Gross Profit	14,852	15,720
	Selling, general and administrative expenses	14,166	14,801
	Service and distribution costs	798	769
	Research and development expenses	409	508
	Restructuring charges	216	1,140
	Operating Loss	(737)	(1,498)
	Interest and other (expense) income	(56)	415
	Loss from Operations Before Income Taxes	(793)	(1,083)
Income tax benefit		(285)	(379)
	Net Loss	$ (508)	$ (704)

	Basic and diluted net loss per share	$(0.03)	$(0.05)

	Weighted average shares outstanding	14,768	14,977

		Three Months Ended
		April 2, 2005	April 3, 2004
Reconciliation of GAAP and "Comparable Basis" Net Loss and
	Net Loss Per Share
	GAAP net loss	$ (508)	$ (704)
	Adjustments, net of tax:
	Restructuring charges	138	741
	Property tax settlement	-	(704)
	Comparable-Basis Net Loss	$ (370)	$ (667)

	Comparable-Basis Net Loss Per Share	$(0.03)	$(0.05)

		Three Months Ended
		April 2, 2005	April 3, 2004
Segment Data:	Writing Instruments & Accessories
	Net Sales	$ 24,932	$ 25,688
	Operating Loss	(1,220)	(1,713)
	Interest and Other (Expense) Income	(51)	413
	Loss from Operations Before Income Taxes	(1,271)	(1,300)

Segment Data:	Optical
	Net Sales	$ 4,627	$ 3,584
	Operating Income	483	215
	Interest and Other (Expense) Income	(5)	2
	Income from Operations Before Income Taxes	478	217

		Three Months Ended
		April 2, 2005	April 3, 2004
Writing Instruments & Accessories Sales Data:
	Americas	$ 10,567	$ 12,071
	Europe, Middle East and Africa	8,171	7,813
	Asia Pacific	5,514	5,222
	Other	680	582
	Total Net Sales	$ 24,932	$ 25,688

A.T. CROSS COMPANY CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, unaudited)

	April 2, 2005	April 3, 2004
Assets
Cash, cash equivalents and short-term investments	$ 14,501	$ 15,596
Accounts receivable	23,520	24,535
Inventories	17,343	18,174
Deferred income taxes	5,401	4,473
Other current assets	8,008	8,599
Total Current Assets	68,773	71,377

Property, plant and equipment, net	23,164	25,187
Goodwill	7,288	7,408
Intangibles and other assets	5,316	5,281
Deferred income taxes	3,759	2,707

Total Assets	$ 108,300	$ 111,960

Liabilities and Shareholders' Equity
Line of credit	$ 3,000	$ 2,000
Current maturities of long-term debt	1,350	1,350
Other current liabilities	28,358	27,203
Total Current Liabilities	32,708	30,553

Long-term debt, less current maturities	5,175	6,525
Accrued warranty costs	1,663	1,943
Shareholders' equity	68,754	72,939

Total Liabilities and Shareholders' Equity	$ 108,300	$ 111,960

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com		4890-1Q-05

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: April 28, 2005	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer